ISS Stock Option Exchange

November 2003

INTERNET
SECURITY
SYSTEMS

www.iss.net

ISS Stock Option Exchange

This presentation and the information contained in it are a high-level summary of the ISS Stock Option Exchange Program and are provided for information only.

You should read the full offer and notice you receive from ISS so that you will understand the opportunities and risks of the Program before you make any decision about participation.

The ISS Stock Option Exchange Program is completely voluntary. **Neither ISS, nor anyone acting on ISS' behalf, makes any recommendation as to whether or not you should participate in the Stock Option Exchange Program.**

If you need additional copies of the materials or have a question about the offer or the process, contact Yaslyn Moore via email at optionexchange@iss.net.

Why is ISS making this offer?

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Because of the volatility of the market over the past few years, many ISS'ers hold stock options with an exercise price that significantly exceeds the current market price of our common stock.

These "underwater" options no longer provide meaningful performance or retention incentive, but are still considered by outside analysts in the evaluation of our company's financial position.

Since January of 2003, we have considered a number of ways to improve this situation and are now announcing the ISS Stock Option Exchange Program. We believe it will accomplish the following goals:

- Restore incentive and retention value of stock options that are significantly underwater.
- Reduce the current overhang rate (that is, the number of options outstanding as a proportion of our total stock).
- Assure that long-term incentives provide reward for real business results (i.e., stock price performance over a realistic market level) for our employees.

ISS Stock Option Exchange - Background

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Virtually all companies who have implemented some form of option exchange have used "six months and a day" programs. The "six months and a day" program adds an element of "risk" in the transaction, since it is unknown what the stock price will be in six months and a day.

Accounting Standards require that there is some "risk" to the transaction in order to avoid tax liability for the participant and in order to avoid a charge to earnings for the company.

The timing requirement of "six months and a day" extends to the past and into the future. To meet the Accounting Standards requirement, options cannot be granted "six months and a day" prior to or "six months and a day" following an option exchange program.

ISS last granted options to eligible employees in April of 2003. Therefore, the offer for the option exchange could not occur until October of 2003. If we had extended this offer earlier, April options could have been considered as part of the exchange program and therefore, could generate tax for you and a charge to earnings for ISS.

For eligible employees who accept the offer, replacement options will be granted in May of 2004. This is the "six month and one day" period required in order to avoid tax liability to you and a charge to earnings for ISS.

ISS Stock Option Exchange - Background

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ISS has been considering the Stock Option Exchange since early in 2003. We engaged outside consultants to assist us in designing this offer.

The Stock Option Exchange offers to grant you a new option to purchase one share for every 2.5 options you currently hold that have an exercise price exceeding $30.00 a share.

- The $30.00 threshold is being used because it is approximately twice the current market price and therefore, should make the decision process somewhat more straightforward for eligible option holders.

- The 1 new for 2.5 old exchange ratio is at the more generous end of a range of values developed by the consultants after looking at the relative value of old and new ISS options. The consultants also reviewed the exchange ratios used by other companies that offered employee exchange programs.

Stock Option Exchange - Key Terms

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You may exchange all of your eligible options or none of your eligible options.

For every 2.5 shares you tender, you will receive a new option for 1 share at the market price effective on the grant date in May 2004.

All options (including ISO's) will be exchanged for non-qualified stock options.

Vesting for this "replacement" grant will be somewhat faster than normal. Vesting will begin three months after grant and will continue on a quarterly basis for three years. This is to recognize the prior vesting of your old options and the six-month wait for the grant of the new options.

To receive the replacement options, you must be employed with ISS when the options are granted.

ISS Stock Option Exchange - Materials

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You should have received two emails on October 29, 2003:

- A general email to all employees from Tom Noonan announcing the Stock Option Exchange Program.

- An email to eligible participants with an attached Tender Offer, Election Forms, and confirmation of the options that are eligible for exchange.

If you believe that you did not receive some of this information, contact Yaslyn Moore, our Stock Plan Administrator, at optionexchange@iss.net.

Stock Option Exchange – Decision Period

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You will have approximately one month to consider the offer. The material was distributed to employees on October 29, 2003. The deadline to submit your election is November 26, 2003.

Please complete and sign your election form and return it to Yaslyn Moore, ISS Corporate Headquarters in Atlanta, Georgia. The signed election form must be received by Yaslyn Moore by close of business on November 26, 2003. Notify us via email of your decision and follow up with a completed copy of the form. You may mail or fax the form to Yaslyn Moore. You may also e-mail the form to us via PDF at optionexchange@iss.net.

Stock Option Exchange –

Making the decision to participate

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ISS cannot advise you on whether or not you should exchange your options.

Whether you consider the Stock Option Exchange Program a good deal for you depends on your assumptions about ISS' stock price in the future.

The examples on the next page are illustrative only. You should determine what you believe will be the most likely share prices of ISS' stock price in the future.

Stock Option Exchange –

Making the decision to participate

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Value of an option	=	Price at the time of exercise - Grant Price

If the Grant Price is greater than the current Market Price, the option is considered to be "underwater" and has no value.

The Market Price may increase to a level greater than the Grant Price by the time you want to exercise your options.

The value of options at different Grant Prices can vary significantly. For example:

If the market price of a stock is $22,

a) The value of an $18 option is $22 - $18, or $4

b) The value of an $10 option is $22 - $10, or $12

c) Thus, option (b) (the $10 option) is "worth" about 3 times the value of (a).

Comparison of gain on old and new options under various conditions

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The table below illustrates the value of two typical old grants (at $55 and $33) and three new grants if the price at grant is $15, $20, or $25. We have used 250 shares for the old and 100 shares for the new so you will be able to compare calculated values from old to new.

The value of each option and price level is reflected if the share price at exercise is between $25 and $50.

		Value of the option if the share price at exercise is					
		$25	$30	$35	$40	$45	$50
Old Grant 1	250 shares at $55.00	0	0	0	0	0	0
Old Grant 2	250 shares at $33.00	0	0	0	$1,750	$3,000	$4,250
New Grant 1	100 shares at $15.00	$1,000	$1,500	$2,000	$2,500	$3,000	$3,500
New Grant 2	100 shares at $20.00	$500	$1,000	$1,500	$2,000	$2,500	$3,000
New Grant 3	100 shares at $25.00	0	$500	$1,000	$1,500	$2,000	$2,500

($40 - $33) = $7 gain x 250 options = $1750

($40 - $20) = $20 gain x 100 options = $2000

Comparison of gain on old and new options under various conditions

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		Value of the option if the share price at exercise is					
		$25	$30	$35	$40	$45	$50
Old Grant 1	250 shares at $55.00	0	0	0	0	0	0
Old Grant 2	250 shares at $33.00	0	0	0	$1,750	$3,000	$4,250
New Grant 1	100 shares at $15.00	$1,000	$1,500	$2,000	$2,500	$3,000	$3,500
New Grant 2	100 shares at $20.00	$500	$1,000	$1,500	$2,000	$2,500	$3,000
New Grant 3	100 shares at $25.00	0	$500	$1,000	$1,500	$2,000	$2,500

The two estimates you make are (1) what you think the likely share price will be at the time of the replacement grants in May 2004 and (2) the share price at the time you might consider exercising your options.

Stock Option Exchange – Important Reminders

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Elect to participate by **November 26, 2003**. If you wish to participate in the exchange, your Letter of Transmittal must be received by ISS by 5:00 PM on November 26, 2003.

Review all of the documents carefully.

We encourage you to talk with your financial planner.

You may change your decision anytime before November 26, 2003.

If you tender your options for exchange, you will be granted replacement options on or about **May 27, 2004**.